Exhibit (d)(1)(v)

1290 FUNDS

AMENDMENT NO. 5

TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 5, effective as of February 27, 2017 (“Amendment No. 5”) to the Investment Advisory Agreement, dated as of September 1, 2014 (the “Agreement”), between 1290 Funds, a Delaware statutory trust (the “Trust”), and AXA Equitable Funds Management Group, LLC, a limited liability company organized in the State of Delaware, doing business as 1290 Asset Managers (“Adviser”).

The Trust and the Adviser agree to modify and amend the Agreement as follows:

1.	Name Change. The name of 1290 Global Allocation Fund is changed to 1290 Low Volatility Global Equity Fund.

2.

Appendix A: Appendix A to the Agreement, which sets forth the Funds of the Trust for which the Adviser is appointed investment adviser is hereby replaced in its entirety by Appendix A attached hereto; and

3.	Appendix B: Appendix B to the Agreement, which sets forth the fees payable to the Adviser with respect to each Fund is hereby replaced in its entirety by Appendix B attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 5 as of the date first above set forth.

1290 FUNDS		AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC, doing business as 1290 ASSET MANAGERS

By:	/s/ Brian Walsh	By:	/s/ Steven M. Joenk
	Brian Walsh		Steven M. Joenk
	Chief Financial Officer and		Chairman, Chief Executive Officer
	Treasurer		and President

APPENDIX A

AMENDMENT NO. 5 TO

INVESTMENT ADVISORY AGREEMENT

Funds

1290 Convertible Securities Fund
1290 DoubleLine Dynamic Allocation Fund
1290 GAMCO Small/Mid Cap Value Fund
1290 Low Volatility Global Equity Fund (fka, 1290 Global Allocation Fund)
1290 Global Talents Fund
1290 High Yield Bond Fund
1290 Multi-Alternative Strategies Fund
1290 SmartBeta Equity Fund
1290 Unconstrained Bond Managers Fund

1290 Retirement 2020 Fund
1290 Retirement 2025 Fund
1290 Retirement 2030 Fund
1290 Retirement 2035 Fund
1290 Retirement 2040 Fund
1290 Retirement 2045 Fund
1290 Retirement 2050 Fund
1290 Retirement 2055 Fund
1290 Retirement 2060 Fund

APPENDIX B

INVESTMENT ADVISORY AGREEMENT

The Trust will pay the Adviser, on a monthly basis, compensation computed and accrued daily at an annual rate equal to the following:

	(as a percentage of net assets)

Fund	First $1 Billion	Next $1 Billion	Next $3 Billion	Next $5 Billion	Thereafter

1290 GAMCO Small/Mid Cap Value	0.750%	0.700%	0.675%	0.650%	0.625%

1290 DoubleLine Dynamic Allocation	0.750%	0.700%	0.675%	0.650%	0.625%

1290 SmartBeta Equity	0.700%	0.650%	0.625%	0.600%	0.575%

1290 Global Talents	0.800%	0.750%	0.725%	0.700%	0.675%

	(as a percentage of net assets)

Fund	First $4 Billion	Next $4 Billion	Thereafter

1290 High Yield Bond	0.600%	0.580%	0.560%

1290 Convertible Securities	0.700%	0.680%	0.660%

1290 Unconstrained Bond Managers	0.800%	0.780%	0.760%

	(as a percentage of net assets)

Fund	First $4 Billion	Next $4 Billion	Next $2 Billion	Thereafter

1290 Low Volatility Global Equity Fund (fka, 1290 Global Allocation Fund)	0.500%	0.490%	0.480%	0.470%

1290 Multi-Alternative Strategies Fund	0.500%	0.490%	0.480%	0.470%

(as a percentage of net assets)

Fund

1290 Retirement 2020 Fund	0.500%

1290 Retirement 2025 Fund	0.500%

1290 Retirement 2030 Fund	0.500%

1290 Retirement 2035 Fund	0.500%

1290 Retirement 2040 Fund	0.500%

1290 Retirement 2045 Fund	0.500%

1290 Retirement 2050 Fund	0.500%

1290 Retirement 2055 Fund	0.500%

1290 Retirement 2060 Fund	0.500%